Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated July 1, 2017 (“Effective Date”) is entered into by Newpark Resources, Inc.  (the “Company”), a Delaware corporation, and Phillip T. Vollands (the “Executive ”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the Parties. Executive and the Company may sometimes be referenced herein individually as “Party” or collectively as the “Parties.”

WHEREAS, Executive is currently employed as President, North America for Newpark Drilling Fluids ("NDF") under that certain Employment Agreement by and between Executive and NDF dated October 15, 2013 (“Prior Employment Agreement”).

WHEREAS, Executive and NDF have mutually agreed to terminate the Prior Employment Agreement as of the Effective Date pursuant to Section 7.1(b) of the Prior Employment Agreement.

WHEREAS, the Company desires: a) to retain the services of the Executive as Vice President of the Company and President of NDF (collectively these titles will be referred to as "President, NDF"); b) for the Executive to assume greater responsibilities; and c) for the Executive to enter into certain restrictive covenants as set forth in this Agreement. All, in order to enhance shareholder value and grow the Company’s business to its maximum potential, and as Executive has represented himself as qualified to achieve these objectives, and as the Parties mutually desire and agree to enter into an employment relationship by means of this Employment Agreement.

NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the Parties as follows:

1.	Employment of Executive

1.1.    Employment Term.   The Company hereby offers to employ Executive, and Executive hereby agrees to serve as the President, NDF reporting to the President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. The period during which Executive is employed hereunder shall be referred to as the “Employment Term.” The Executive’s Employment Term under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (“Initial Term”), subject to the provisions of Section 2, and shall automatically be renewed for successive one (1) year periods (each a “Renewal Term”) thereafter unless Executive’s employment is terminated by either Party giving written notice to the other Party at least sixty (60) days in advance of the expiration of the Initial Term or any Renewal Term. Termination by sixty (60) days' written notice pursuant to this Section 1.1 shall be treated as a termination by Executive under Section 2.2 if given by Executive or as a termination without Cause under Section 2.3 if given by the Company.

1.2.    Compensation and Benefits.

(a)    Base Salary.   During the Employment Term, the Company will pay Executive a base monthly salary at an annualized rate of at least Three Hundred Eighty-Five Thousand Dollars ($385,000) per year (“Base Salary”).  The Company will review annually Executive’s Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive’s Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive’s prior written agreement.  Adjustments in Base Salary shall be automatically incorporated herein by reference and be contractual obligations of Company.  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its senior staff.

(b)    Incentive Compensation.   In addition to the Base Salary, during the Employment Term Executive shall be eligible for participation in the 2010 Annual Cash Incentive Plan (“ACIP”) or any similar plan that replaces the ACIP, subject to any amendments made at the Board’s discretion as provided herein.  Performance measures and goals will be set by the Compensation Committee of the Board.  The Target Award under the ACIP is equal to sixty-five (65%) percent of Executive’s actual Base Salary paid for that calendar year.  Payout under the ACIP for a particular year will be made in cash by March 15 of the next year, e.g. payout for 2017 will occur prior to March 15, 2018, except to the extent of any payments associated with achievement beyond the “over-achievement” level, which are deferred, as provided for in the ACIP.  Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to the Executive that the terms of the ACIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on the Effective Date, without prior written notice.

(c)    Stock Options and Share Awards. In addition, Executive shall be eligible to participate in the Long Term Incentive Plan (“LTIP”) and to receive such number of stock options, time -vested restricted stock and/or performance restricted share awards as are granted by the Compensation Committee in accordance with the Board approved plans (including the 2015 Employee Equity Incentive Plan, all such plans being referred to as the “Plans”).  Vesting shall be as provided in these existing Plans, and subject to any amendments.  When used in this Agreement “stock” and “shares” mean the Company’s publicly traded common stock, $.01 par value.  Further, throughout this Agreement, the words “stock options, awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various Plans or this Agreement, or both.

(d)    Restricted Stock Under Prior Employment Agreement. Pursuant to Section 3.5 of the Prior Employment Agreement, Executive was awarded fifty thousand (50,000) shares of time restricted stock under the Plans. Executive and the Company agree that 50% of the restrictions were removed on October 15, 2015, and subject to the terms of the Plans and other conditions precedent, the remaining 50% shall be removed on October 15, 2017.

(e)    Benefit Plans and Vacation.  Throughout Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to Executive Officers of the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to other Executive Officers of the Company. During the Employment Term, Executive shall be entitled to life insurance equal to three (3) times his Base Salary. The Executive shall also be entitled to a car allowance in the amount of One Thousand Three Hundred Dollars ($1,300.00) per month in accordance with the Company’s Vehicle Policy. During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this Section 1.2(e) shall not be reduced under such policies.

(f)    Expense Reimbursement.  The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its senior staff.

(g)    Location.  Executive’s principal place of employment will be located at the Company’s offices in Katy, Texas.

1.3.    Extent of Services; Conflicts of Interest.

(a)During the Employment Term, Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities.  Executive may be involved in charitable and professional activities, trade and industry associations and the like providing these do not interfere with the requirements of employment with the Company.

(b)During the Employment Term, Executive shall not, directly or indirectly, without the prior consent of the Chief Executive Officer of the Company, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position, provided, however, that the foregoing shall not be deemed to prohibit Executive from (i) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (A) so long as he remains a passive investor in such entity, (B) so long as he does not become part of any control group thereof, and (C) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (ii) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), and which is not in competition with the Company or any of its subsidiaries or affiliates.

(c)Executive shall execute simultaneously with this Agreement an Indemnification Agreement, in the form of the attached Appendix A, and that agreement is incorporated by reference.

2.	Termination of Employment

2.1.    Termination. Executive’s employment by the Company shall be terminated (a) automatically, upon Executive’s death or Executive becoming Totally Disabled (as defined below), (b) by Executive upon 30 days’ written notice to the Company with Good Reason (as defined below), (c) by Executive upon his voluntary resignation without Good Reason, (d) by the Company for Cause (as defined below), (e) by the Company without Cause, or (f) at the end of the Employment Term as defined in Section 1.1.

The effective date of the termination of Executive’s employment for any reason hereunder shall be referred to herein as the “Termination Date.”

2.2.    Termination by Executive Without Good Reason   If Executive’s employment is terminated by Executive at any time before the end of the Employment Term for any reason other than Good Reason, Executive shall be entitled to receive only (a) his Base Salary and other earned compensation through the Termination Date and (b) such stock options, share awards, and grants as shall have fully vested before the Termination Date.

2.3.    Termination by Executive with Good Reason or by the Company without Cause.  If Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, then Executive shall be entitled to receive, upon execution of a General Release of claims against the Company:  (a) in a lump sum payment within thirty (30) days of the Termination Date, an amount equal to the greater of (i) Executive’s current annual Base Salary as provided herein plus Target Award incentive (65%) for the remaining period of the Initial Term, or (ii) Executive’s current annual Base Salary as provided herein plus Target Award incentive (65%) for one year; (b) full vesting of all time restricted stock awarded at the Effective Date, provided however, there shall be no vesting of annual options or stock awards in the post-employment exercise period in accordance with the Plans; (c) the Company will pay the COBRA premium for Executive to continue the same coverage under the Company’s group medical insurance program period for the greater of the remaining period of the Employment Term or twelve (12) months subject to an overall maximum of eighteen (18) months and; (d) direct payment by the Company for the costs of outplacement services obtained by the Executive within the one (1) year period after the Termination Date, not to exceed $20,000. The term “Target Award” as used herein shall have the meaning as established under the 2010 Annual Cash Incentive Plan.

2.4.    Termination for Cause.  If Executive’s employment is terminated at any time during the Employment Term for Cause (as defined herein), then Executive shall be entitled to receive only (a) his Base Salary through the Termination Date and (b) such stock options, restricted stock awards, and grants as shall have fully vested before the Termination Date.  In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of Executive’s the Termination Date.

2.5.    Termination as a Result of Death.  If Executive dies during the Employment Term, the Company shall pay to Executive’s surviving spouse or such other person or estate as the Executive may from time to time designate by written notice to the Company, or such other person as may be required by law, the following amounts:  (a) any unpaid Base Salary or other compensation for services rendered through the date of death, and any unpaid expenses required to be reimbursed under this Agreement, and any earned but unpaid bonuses for any prior period; (b) stock options previously awarded to Executive that have vested as of the date of death in keeping with the governing Plans.  No awards or grants contemplated by this Agreement, but not yet awarded to Executive as of the time of his death shall be granted.

2.6.    Termination as a Result of Disability.  The Company may terminate Executive’s employment hereunder upon Executive becoming “Totally Disabled.”  For purposes of this Agreement, Executive shall be considered “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s position with or without reasonable accommodation.  Executive’s receipt of disability benefits for total disability under the Company’s long-term disability plan or receipt of Social Security total disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement. However, in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Chief Executive Officer in good faith may determine that the Executive is disabled due to the needs of the business and the unacceptable unavailability of Executive which is expected to last for a continuous period of not less than six (6) months. In the event of such disability, Executive will continue to receive his Base Salary for six (6) months or until benefits become payable to the Executive under the terms of the Company’s disability policy, whichever first occurs.

2.7.    No Setoff.  The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains or seeks to obtain other employment.

2.8.    Coordination of Benefits. In the event that the Employee is entitled to benefits following termination under any Change in Control Agreement with the Company, the Employee shall have the right to elect whether to receive such benefits under any such Change in Control Agreement or this Employment Agreement, but not both.

3.	Confidentiality

3.1.    Executive’s Receipt of Confidential Information. Executive acknowledges that in the course of his relationship with the Company and its related entities NDF, Newpark Mats and Integrated Services, Newpark Canada, and other affiliates (together with the Company, the “Company Parties”), he will receive, have access to, and have the opportunity to develop certain confidential or proprietary information and knowledge concerning the business of the Company Parties (“Confidential Information”), which the Company Parties desire to protect.  Confidential Information under this Agreement includes, by way of example and without limitation, information regarding the Company Parties’ customers, employees, contractors, operations, markets and industries not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Parties’ relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; trade secrets; programs; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Parties; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive further acknowledges and agrees that the terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.

3.2.    Value of Confidential Information. Executive acknowledges and stipulates that the business of the Company Parties is highly competitive, cost and price sensitive, and in connection with his work and job for the Company Parties he has had and will continue to have access to and the opportunity to develop Confidential Information relating to the Company Parties’ businesses and their methods and operations.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company Parties in the pursuit of their business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company Parties in their businesses to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company Parties in maintaining their competitive position and economic investment, as well as work for its employees.

3.3.    Executive’s Promise Not to Use or Disclose Confidential Information. Executive agrees not to reveal the Confidential Information to anyone outside the Company Parties so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company Parties or is made to a person transacting business with the Company Parties who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than any of the Company Parties for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.

3.4.    Return of Confidential Information and Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive in connection with Executive’s employment hereunder are the Company Parties’ property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment with the Company (whether during business hours and whether on the Company’s premises or otherwise), which relate to the Company Parties’ business, products, or services are the Company Parties’ sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company Parties’ property.  At the termination of Executive’s employment, regardless of the reason and whether by Executive or the Company, Executive will promptly return to the Company all papers, documents, writings, any computer related hardware or software, cell phone(s), keys, or other data or property belonging to the Company Parties that is produced by him and/or comes into his possession by or through his relationship with the Company Parties, including, without limitation, Confidential Information. Included in the above is all such data that Executive had access to, over, or possessed during his employment with the Company.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business. shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company Parties and/or relating to Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company Parties.

3.5.    No Use of Other Confidential Information or Conflicting Obligations by Executive. Executive promises that he will not use as part of his employment with the Company Parties, disclose to the Company Parties, bring on the Company Parties’ premises, or induce the Company Parties or any of their employees to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to Executive’s previous employer(s) or belonging to any other person. Further, Executive represents that he is not a party to any other agreement, or under any other duty, which will interfere or conflict with Executive’s full compliance with this Agreement. Executive will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Executive represents that his performance of this Agreement and his employment with the Company Parties does not and will not breach any agreement or other duty Executive has to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company Parties, including any information belonging to Executive’s prior employer(s).

3.6.    Breach of this Section. Executive understands and agrees that the restrictions in this Section 3 shall continue beyond the termination of Executive’s employment regardless of the reason for such termination. Executive acknowledges that money damages may not be sufficient remedy for any breach of this Section 3 by Executive, and that the Company Parties shall be entitled to seek to enforce the provisions of this Section 3 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3, but shall be in addition to all remedies available at law or in equity to the Company Parties, including the recovery of damages from Executive and his agents involved in such breach. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 3, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.	Additional Post-Employment Restrictions

4.1.    Consideration to Employee. The restrictive covenants contained in this Section 4 are supported by consideration to Executive from the Company Parties as specified in this Agreement, including the consideration provided in Sections 1-3. Executive acknowledges that the consideration provided for in Sections 1-3 of this Agreement constitute separate and independent consideration for the restrictive covenants contained in this Section 4 and entered into by Executive, and that the consideration in each such Section 1, 2 and 3 is reasonable and sufficient consideration for Employee’s promises in this Agreement.

4.2.    Non-Competition. Executive agrees that for the twenty-four (24) month period immediately following the Termination Date (“Restricted Term”), Executive will not, directly or indirectly, for himself or for others, anywhere in the Restricted Area (as defined below), unless expressly authorized in writing by the Chief Executive Officer of the Company, engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (a) the Company Parties sell, provide or plan to sell or provide as of the Termination Date or at any time during his employment, or (b) that Executive had involvement with or received or had access to Confidential Information about in the course of his employment with the Company.  The foregoing is expressly understood to include, without limitation, the business of manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company Parties as of the Termination Date or any time during Executive’s employment. “Restricted Area” under this Agreement means the geographic areas listed in Appendix B attached hereto and incorporated by reference.

4.3.    Prohibition on Circumvention. Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company Parties.

4.4.    Non-Solicitation of Customers.  During the Restricted Term, Executive shall not on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, either directly or indirectly, within the Restricted Area, (a) call on, service, or solicit competing business from customers of the Company Parties with whom Executive had or made contact within the twenty-four (24) months immediately preceding the Termination Date, or (b) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company Parties.

4.5.    Non-Solicitation of Employees.  During the Restricted Term, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, either directly or indirectly, call on, solicit, or retain any employee or officer of the Company Parties, with whom Executive worked, had contact or associated, or about whom Executive received Confidential Information, within the course of Executive’s employment with the Company, or in any other manner attempt, directly or indirectly, to influence, encourage, or induce any such employee or officer of the Company Parties to terminate or discontinue his or his employment with any of the Company Parties.

4.6.    Reasonableness of Restrictions; Severability; Reformation.  Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  It is expressly understood and agreed that the Company Parties and Executive consider the restrictions contained in this Section 4 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Parties. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overly broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  Executive and the Company further agree that the covenants in Section 4 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 4.

4.7.    Remedies for Breach. Executive agrees that a breach or violation of Section 4 of this Agreement by Executive shall entitle the Company Parties as a matter of right, to an injunction, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company Parties may show themselves justly entitled, including, but not limited to, specific performance and damages.  The Parties specifically agree that the remedy of damages alone is inadequate. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 4, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.8.    Advance Approval of Board. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and other legitimate business interests of the Company Parties.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

5.	Dispute Resolution

5.1.    Informal Resolution. In the event of a dispute arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company (other than a claim arising under or relating to Sections 3 and 4 of this Agreement, which are specifically excluded from the scope of this Section 5.1), prior to seeking arbitration as provided for below, the Party claiming to be aggrieved shall first advise the other Party, in writing, of the specifics of the claim, including the specific provision of this Agreement alleged to have been violated, if applicable, as well as provide the other Party with any supporting documentation the Party desires to produce at that time.  If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive.  The Parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the Parties agree in writing to mutually extend the time for one additional thirty (30) day period.  Following such attempts to resolve any such dispute, either Party may require arbitration of the other.

5.2.    Mandatory Arbitration. The Parties mutually agree that any and all disputes arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company, which the Parties are unable to resolve as provided for above, if applicable, will be submitted exclusively to final and binding arbitration pursuant to the Federal Arbitration Act. The arbitration will be conducted in the city where the Company’s headquarters are then located or such other location as the Parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure.  If the Parties cannot agree upon an arbitrator, then each Party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The legal expenses of each Party shall be borne by them respectively.  However, the cost and expenses of the arbitrator in any such action shall be borne equally by the Parties.  The arbitrator’s decision, judgment, and award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 5.2 shall only have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this

Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. The Parties understand that their mutual obligations to arbitrate under this Section 5.2 survive any termination of this Agreement.

5.3.    Temporary Relief. Notwithstanding any other provision hereof, to preserve the status quo or return the Parties to their positions as they existed prior to any alleged improper conduct, any Party may seek temporary relief, i.e., temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction over the Parties, and such court may issue such relief, if the requirements under applicable law are met.

6.	Miscellaneous Provisions.

6.1.    Headings.   Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.2.    Notices.   Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified.  Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery.  For purposes of Notice, the address of the Parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company :

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention: Chief Executive Officer
or at such address as the Company may have advised Executive in writing; and

(b)	If to Executive: Phillip Vollands 1302 Lambourne Circle Spring, Texas 77379
or at such other address as Executive may have advised the Company in writing.

6.3.    Waiver.  The failure by any Party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party.  Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.

6.4.    Choice of Law.  The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

6.5.    Invalidity of Provisions.  If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

6.6.    Entire Agreement; Written Modifications.   This Agreement, together with Appendix A and Appendix B, contains the entire agreement between the Parties and supersedes all prior or contemporaneous representations, promises, understandings, and agreements between Executive and the Company, including, without limitation, the Prior Employment Agreement. Notwithstanding the foregoing, this Agreement supplements and does not limit or restrict or alter in any way any confidentiality, non-competition, or non-solicitation obligations that Executive may have undertaken in other agreements with the Company or NDF, including, without limitation, the Prior Employment Agreement, or which apply to Executive under any applicable law.

6.7.    Successors; Assignment. Executive acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company may assign, and Executive expressly consents to the assignment of, this Agreement to any person, including, without limitation, any successor, parent, subsidiary, or affiliated entity of the Company, including in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive acknowledges that his obligations under this Agreement are personal to Executive and may not be assigned by him without prior written consent from the Company.

6.8.    Attorney’s Fees.  The prevailing Party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such Party in enforcing or defending against an action to enforce this Agreement.

6.9.    Non-Disparagement. Subject to Section 6.10 below, Executive agrees for himself, and all others acting on his behalf, either directly or indirectly, not to make, support, encourage, induce or voluntarily participate in any oral or written statements about the Company, the Company Parties, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing; except as required by law, when testifying truthfully pursuant to subpoena or other legal process, or when communicating with law enforcement or government agencies.

6.10.    Protected Disclosures. Despite any of the obligations stated in this Agreement, including the restrictions found in Section 3 and Section 6.9, neither this Agreement nor any other agreement or policy of the Company shall prevent Executive from providing information to any governmental agency or from participating in any investigation or proceeding conducted by any governmental agency or using the Company’s internal reporting procedures. This Agreement does not impose any condition precedent (such as prior notice to the Company) any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.11.    Definitions.  In this Agreement:

(a)	“Cause” shall mean any of the following:

(i)	Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony; or

(ii)	dishonesty, willful misconduct or gross neglect by Executive of his obligations under this Agreement that results in material injury to the Company;

(iii)	appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company;

(iv)	theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or

(v)
failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice.

(b)	“Good Reason” means any of the following:

(i)	the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;

(ii)
the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;

(iii)	the material diminution of the Executive’s base salary or bonus opportunity without prior notice and acceptance;

(iv)	the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company;

(v)	Requiring Executive to relocate more than 50 miles from The Woodlands, Texas; or

(vi)
provided that in any of the above situations, Executive has given reasonable and specific written notice to the Chief Executive Officer of such failure within thirty (30) days after the event occurs, the Company fails to correct the event within thirty (30) days after receipt of such notice and Executive must resign his employment within thirty (30) days after the Company does not cure such event.

6.12.    Section 409A.
(a)    If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).
(b)    For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
(c)    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
(d)    In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
6.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Executed as of the date first written above.

Signed:	/s/ Phillip T. Vollands	Signed:	/s/ Paul L. Howes
	Phillip T. Vollands (Executive)		Paul L. Howes
President & CEO
Newpark Resources, Inc.

Witness:	/s/ Ida Ashley	Witness:	/s/ Mark Airola
	Ida Ashley		Mark Airola

APPENDIX A
INDEMNIFICATION AGREEMENT
This Indemnification Agreement (the “Agreement”) is made effective this 30th day of June, 2017, by and between NEWPARK RESOURCES, INC. a Delaware corporation (the “Company”), and Phillip Vollands (“Indemnitee”), with reference to the following:
A.    Indemnitee is currently serving as an officer of the Company, and the Company wishes Indemnitee to continue to serve in such capacity.
B.    The Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company provide that the Company shall indemnify its “agents” (as defined herein), including directors and officers, against specified expenses and losses arising as a result of their services as such agents, to the fullest extent permitted by the Delaware General Corporation Law (the “GCL”).
C.    Section 145(f) of the GCL provides that the indemnification provisions of the GCL are not exclusive of any rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation or Bylaws of a corporation or under an agreement providing for indemnification. As part of the inducement to Indemnitee to serve as an officer of the Company, the Company promised to enter into this Agreement with Indemnitee.
NOW, THEREFORE, as an inducement to Indemnitee to serve or to continue to serve as an officer of the Company, the Company agrees with Indemnitee as follows:
1.Indemnification Rights.
1.1    Indemnification. The Company shall indemnify Indemnitee if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereafter, a “Claim”) (including but not limited to a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that Indemnitee is or was an agent of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company, against any and all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in advance by the Company, such approval not to be unreasonably withheld) of any Claim and any federal, state, or local taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Losses”), which Losses shall also include all attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participant in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation (collectively, hereinafter “Expenses”) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries, and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries or that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.
1.2    Contribution. If the indemnification provided for in Section 1.1 above is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein (after a final judicial determination is made with respect thereto, and as to which all rights of appeal therefrom have been exhausted or lapsed), then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1.2 were determined by pro rata or per capita allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence.

1.3    Survival Regardless of Investigation. The indemnification and contribution provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any officer, director, employee, agent or controlling person of Indemnitee.
2.Mandatory Payment of Losses. To the extent that Indemnitee has been successful on the merits in defense of any action, suit, proceeding, inquiry or investigation referred to in Section 1.1 or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Losses incurred by Indemnitee in connection therewith to the fullest extent allowed by law.
3.Expenses; Indemnification Procedure.
3.1    Advance of Expenses. At the times specified in Section 3.4(a) hereof, the Company shall advance all expenses incurred by Indemnitee in defending any proceeding prior to the final disposition of such proceeding. Indemnitee hereby undertakes to repay such amounts advanced if it shall be determined ultimately that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement.
3.2    Notice/Cooperation by Indemnitee. As a condition precedent to Indemnitee’s right to be indemnified under this Agreement, Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Secretary of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Delay in providing notice shall not preclude Indemnitee from asserting his rights under this Agreement unless, and only to the extent that, such delay causes actual loss to the Company. Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s reasonable ability to provide.
3.3    Determination of Standard of Conduct.
3.3.1    It shall be a defense to any claim by Indemnitee for indemnification hereunder and to any action brought by Indemnitee pursuant to Section 3.4(a) (other than a claim or action to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition) that Indemnitee has not met the standard of conduct which makes it permissible for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense (by clear and convincing evidence) shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 3.1 unless and until such defense is finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that, if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. Except as provided in Sections 2 and 3.1, Indemnitee shall be indemnified by the Company under this Agreement unless it shall be determined by a court of competent jurisdiction that indemnification of Indemnitee is improper under the circumstances of the particular proceeding because the Indemnitee has not met the applicable standard of conduct set forth in Section 1.
3.3.2    No indemnification or advance shall be made under this Agreement, except as provided in Section 2 or Section 3.1, in any circumstance where it appears that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.
3.4    Certain Procedural Matters.
3.4.1    Any indemnification and advances provided for in this Agreement shall be made no later than thirty (30) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification is not paid in full by the Company within thirty (30) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim, and, subject to Section 15 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses of bringing such action.
3.4.2    Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3.2 hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. If the Company fails to take such action on Indemnitee’s behalf, Indemnitee may do so, whereupon the Company shall indemnify Indemnitee against all expenses incurred by Indemnitee in connection with any proceeding brought by Indemnitee against the insurers for recovery under any such insurance.
3.4.3    Selection of Counsel. The Company shall be entitled to assume the defense of any proceeding with respect to which it is obligated to advance expenses pursuant to Section 3.1, with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to advance counsel fees to Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.
3.4.4    Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending claim related to an event that is indemnifiable hereunder effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any such claim in any manner that would impose any losses on the Indemnitee that are not indemnified hereunder without the Indemnitee’s prior written consent.
4.Additional Indemnification Rights; Non‑exclusivity.
4.1    Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law (in effect at any time between the date the Indemnitee became an agent of the Company and the date the claim is resolved) notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
4.2    Other Rights Authorized. The indemnification provided by this Agreement shall not be exclusive of (a) any additional rights to indemnification for breach of duty to the Company and its stockholders while acting in the capacity of a director, officer, agent or employee of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company or (b) any other rights to which Indemnitee may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office, in each case, to the extent such additional rights to indemnification are authorized in the Company’s Certificate of Incorporation. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity at the time of any covered proceeding.
5.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expense, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.
6.Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers and agents under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7.Charter Provisions. The Company at all times shall have and maintain in its Certificate of Incorporation or Bylaws, or both, as necessary in order to be effective under the GCL, provisions for exculpating directors from liability and for indemnifying officers, directors, employees and agents, in each case to the fullest extent permitted under the GCL, which provisions shall not be amended except as required by applicable law or except to make changes, permitted by law, that would enlarge Indemnitee’ s right of indemnification.
8.Officer and Director Liability Insurance. For the duration of Indemnitee’s service as an officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim for which Indemnitee is entitled to indemnification by the Company, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s officers by such policy. Upon request, the Company will provide to Indemnitee copies of all directors’ and officer’s liability insurance applications, binders, policies, declarations, endorsements and other related materials. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy of the amounts otherwise indemnifiable by the Company hereunder.
9.Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 9. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.
10.Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:
10.1    To indemnify for Losses or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Company’s Certificate of Incorporation or Bylaws or any other statute or law or otherwise as required or permitted under Section 145 of the GCL, but such indemnification of Losses or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or
10.2    To indemnify Indemnitee for any Losses or Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or
10.3    To indemnify Indemnitee for Expenses or liabilities or Losses of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or
10.4    To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or
10.5    To indemnify Indemnitee for any act, omission or transaction listed in the exceptions to waiver of personal liability of a director set forth in Section 102(b)(7) of the GCL; or
10.6    To indemnify Indemnitee for Losses or advance Expenses for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

11.Construction of Certain Phrases.
11.1    For purposes of this Agreement, “agent” means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, member of a committee of the Board of Directors, officer, employee or agent of another foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation; and “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.
11.2    For purposes of this Agreement, “person” means any individual, and any domestic or foreign corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof; and “predecessor or acquired person” means a person which was a predecessor of the Company or a majority of whose equity interests or assets is or was acquired by the Company.
11.3    For purposes of this Agreement, references to the “Company” shall include any subsidiary of the Company and, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
11.4    For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, member of a committee of the Board of Directors, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
12.Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of any other enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible claim relating to any matter for which Indemnitee is entitled to indemnification hereunder and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his rights under this Agreement, even if, in either case, he may have ceased to serve in such capacity at the time of any such claim or proceeding.
13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
14.Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and the heirs, executors, and administrators of the Indemnitee.
15.Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross‑claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action was not made in good faith or was frivolous.
16.Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand and receipted for by the party addressed, on the date of such receipt, or (b) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17.Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
18.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
19.Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWPARK RESOURCES, INC. (the “Company”)
9320 Lakeside Blvd., Suite 100
The Woodlands, Texas 77381

By:	/s/ David C. Anderson
David C. Anderson, Chairman of the Board

AGREED TO AND ACCEPTED:

/s/ Phillip Volands	(“Indemnitee”)
Name: Phillip Vollands
Address: 1302 E. Lambourne Circle
Spring, Texas 77379

APPENDIX B (“Restricted Area”)

Areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26.	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming

Other states or areas in which Newpark Resources, Inc currently does business:

1.	Western Canada
2.	Gulf of Mexico (off the “ Gulf Coast ”)